As filed with the Securities and Exchange Commission on September 1, 2021

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UP FINTECH HOLDING LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

18/F, Grandyvic Building, No. 1 Building,
No. 16 Taiyanggong Middle Road, Chaoyang District,
Beijing, 100020 PRC
Telephone: +86-10-56216660

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 2019 Performance Incentive Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Telephone: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

Copies to:

Sara von Althann

Sidley Austin LLP

1501 K Street, N.W.

Washington, DC 20005

+1 202 736 8000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A ordinary shares, par value US$0.00001 per share	121,684,887	US$	0.8807	US$	107,167,879.98(3)	US$	11,692.02

(1)	The class A ordinary shares of UP Fintech Holding Limited (the “Registrant”) registered hereunder are represented by the Registrant’s American depositary shares (“ADSs”), with each ADS representing 15 class A ordinary shares, par value US$ 0.00001 per share. The registrant’s ADSs issuable upon deposit of the class A ordinary shares have been registered under a separate registration statement on Form F-6 (333-230186).

(2)	Represents class A ordinary shares reserved for future award grants under the UP Fintech Holding Limited Amended and Restated 2019 Performance Incentive Plan (the “2019 Performance Incentive Plan”). The number of class A ordinary shares available for issuance under the 2019 Performance Incentive Plan is subject to increase (i) as of September 1, 2021, in an amount equal to 1.5% of the class A ordinary shares issued and outstanding as of June 30, 2021, and (ii) annually on January 1 of each fiscal year, beginning with the fiscal year ending December 31, 2022, in an amount equal to 1.5% of the class A ordinary shares issued and outstanding on December 31 of the immediately preceding calendar year, and continuing as long as the unissued shares reserved under 2019 Performance Incentive Plan account for less than ten percent (10%) of the total then issued and outstanding shares, with such annual increase equal to 1.5% of the number of shares of class A ordinary shares issued and outstanding on December 31 of the immediately preceding calendar year (the “Evergreen Increase”). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2019 Performance Incentive Plan. Any class A ordinary shares covered by an award granted under the 2019 Performance Incentive Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of class A ordinary shares that may be issued under the 2019 Performance Incentive Plan.

(3)	The amount to be registered includes 10,429,305 class A ordinary shares repurchased by the Company between April 1, 2020 and June 30, 2020, and available for issuance pursuant to the 2019 Performance Incentive Plan and 111,255,582 class A ordinary shares eligible for issuance pursuant to the 2019 Performance Incentive Plan between the date hereof and December 31, 2023 as a result of the Evergreen Increase. The corresponding proposed maximum offering price per share, which is estimated solely for the purpose of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the Registrant’s class A ordinary shares represented by ADS as quoted on the Nasdaq Global Select Market on August 27, 2021.

The Exhibit Index for this Registration Statement is at page 3.

EXPLANATORY NOTE

This Registration Statement is being filed by UP Fintech Holding Limited (the “Registrant”) for the purpose of registering an additional 121,684,887 class A ordinary shares that may be issued, in the aggregate, under the UP Fintech Holding Limited Amended and Restated 2019 Performance Incentive Plan, which amended and restated the UP Fintech Holding Limited 2019 Performance Incentive Plan (as so amended and restated, the “2019 Performance Incentive Plan”). The Registrant previously filed with the Securities and Exchange Commission (the “Commission”) on June 3, 2019 a registration statement on Form S-8 (SEC File No. 333-231894) (the “Prior Registration Statement”) registering class A ordinary shares issuable under the UP Fintech Holding Limited Share Incentive Plan and the UP Fintech Holding Limited 2019 Performance Incentive Plan. This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E of Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except for Items 3 and 8, which are being updated by this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plans, as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference

The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(1) The Registrant’s annual report on Form 20-F for the year ended December 31, 2020 (File No. 001-38833), filed with the Commission on April 28, 2021; and

(2) The description of the Registrant’s class A ordinary shares and Registrant’s American depositary shares contained in Exhibit 2.1 to the Registrant’s annual report on Form 20-F for the year ended December 31, 2019, (File No. 001-38833), filed with the Commission on April 29, 2020.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

EXHIBIT INDEX

Exhibits identified in parentheses below are on file with the Commission and are incorporated by reference as exhibits hereto.

Exhibit
Number	Description of Document

4.1	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1, as amended (File No. 333-229808)).
4.2	Registrant’s Specimen of Class A Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No. 333-229808))
4.3	Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas as depositary, and the holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder dated March 19, 2019 (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form S-8 (File No. 333-231894)
5.1*	Opinion of Conyers Dill & Pearman regarding the validity of the class A ordinary shares being registered
10.1*	UP Fintech Holding Limited Amended and Restated 2019 Performance Incentive Plan
23.1*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm
23.2*	Consent of KPMG Huazhen LLP, an independent registered public accounting firm
23.3*	Consent of Conyers Dill & Pearman (included as part of Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page hereto)

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China on September 1, 2021.

UP FINTECH HOLDING LIMITED

By:	/s/ Tianhua Wu
Name: Tianhua Wu
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Tianhua Wu and John Fei Zeng, and each of them, acting individually and without the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Tianhua Wu	Chief Executive Officer and Director	September 1, 2021
Tianhua Wu	(Principal Executive Officer)

/s/ John Fei Zeng	Chief Financial Officer (Principal	September 1, 2021
John Fei Zeng	Financial and Accounting Officer)

/s/ Xin Fan	Director	September 1, 2021
Xin Fan

/s/ Lei Fang	Director	September 1, 2021
Lei Fang

/s/ David Eric Friedland	Director	September 1, 2021
David Eric Friedland

/s/ Lei Huang	Director	September 1, 2021
Lei Huang

/s/ Jian Liu	Director	September 1, 2021
Jian Liu

/s/ Xian Wang	Director	September 1, 2021
Xian Wang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of UP Fintech Holding Limited, has signed this registration statement in Newark, Delaware, United States of America on September 1, 2021.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director, Puglisi & Associates